UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Kosmos Energy Ltd.

(Name of Issuer)
Common Shares, par value $0.01 per share

(Title of Class of Securities)
500688106

(CUSIP Number)

December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 500688106	SCHEDULE 13G/A	Page 2 of 18 Pages

1		NAME OF REPORTING PERSONS DGE Group Series Holdco, LLC, Series II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,957,424
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,957,424
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,957,424
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (1)
12		TYPE OF REPORTING PERSON OO

(1) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 3 of 18 Pages

1		NAME OF REPORTING PERSONS DGE Group Series Holdco, LLC, Series III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 24,602,632
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 24,602,632
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,602,632
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%(1)
12		TYPE OF REPORTING PERSON OO

(1) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 4 of 18 Pages

1		NAME OF REPORTING PERSONS DGE Group Series Holdco, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 29,560,056
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 29,560,056
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,560,056
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.4%(1)
12		TYPE OF REPORTING PERSON OO

(1) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 5 of 18 Pages

1		NAME OF REPORTING PERSONS DGE II New Holdco, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,957,424
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,957,424
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,957,424(1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%(2)
12		TYPE OF REPORTING PERSON OO

(1) The reporting person disclaims beneficial ownership with respect to any common shares not owned of record by such reporting person.
(2) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 6 of 18 Pages

1		NAME OF REPORTING PERSONS DGE II New Topco, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,957,424
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,957,424
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,957,424(1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%(2)
12		TYPE OF REPORTING PERSON OO
(1) The reporting person disclaims beneficial ownership with respect to any common shares not owned of record by such reporting person.
(2) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 7 of 18 Pages

1		NAME OF REPORTING PERSONS FR DGE II Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,932,050
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,932,050
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,932,050(1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%(2)
12		TYPE OF REPORTING PERSON OO
(1) The reporting person disclaims beneficial ownership with respect to any common shares not owned of record by such reporting person.
(2) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 8 of 18 Pages

1		NAME OF REPORTING PERSONS First Reserve GP XI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,932,050
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,932,050
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,932,050(1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%(2)
12		TYPE OF REPORTING PERSON PN
(1) The reporting person disclaims beneficial ownership with respect to any common shares not owned of record by such reporting person.
(2) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 9 of 18 Pages

1		NAME OF REPORTING PERSONS First Reserve GP XI, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,932,050
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,932,050
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,932,050(1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%(2)
12		TYPE OF REPORTING PERSON CO
(1) The reporting person disclaims beneficial ownership with respect to any common shares not owned of record by such reporting person.
(2) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 10 of 18 Pages

1		NAME OF REPORTING PERSONS DGE III New Holdco, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 24,602,632
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 24,602,632
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,602,632(1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%(2)
12		TYPE OF REPORTING PERSON OO
(1) The reporting person disclaims beneficial ownership with respect to any common shares not owned of record by such reporting person.
(2) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 11 of 18 Pages

1		NAME OF REPORTING PERSONS FR DGE III Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 24,602,632
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 24,602,632
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,602,632(1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%(2)
12		TYPE OF REPORTING PERSON OO
(1) The reporting person disclaims beneficial ownership with respect to any common shares not owned of record by such reporting person.
(2) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 12 of 18 Pages

1		NAME OF REPORTING PERSONS First Reserve GP XIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 24,602,632
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 24,602,632
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,602,632(1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%(2)
12		TYPE OF REPORTING PERSON PN
(1) The reporting person disclaims beneficial ownership with respect to any common shares not owned of record by such reporting person.
(2) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 13 of 18 Pages

1		NAME OF REPORTING PERSONS First Reserve GP XIII Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 24,602,632
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 24,602,632
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,602,632(1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%(2)
12		TYPE OF REPORTING PERSON CO
(1) The reporting person disclaims beneficial ownership with respect to any common shares not owned of record by such reporting person.
(2) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 14 of 18 Pages

1		NAME OF REPORTING PERSONS William E. Macaulay
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 33,534,682
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 33,534,682
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,534,682(1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.4%(2)
12		TYPE OF REPORTING PERSON IN
(1) The reporting person disclaims beneficial ownership with respect to any common shares not owned of record by such reporting person.
(2) The calculation of this percentage is based on 398,651,406 Common Shares outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2018.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 15 of 18 Pages

Item 1.	(a) Name of Issuer

Kosmos Energy Ltd. (the "Company")

Item 1.	(b) Address of Issuer’s Principal Executive Offices

8176 Park Lane

Dallas, Texas 75231

Item 2.	(a) Names of Person Filing

(i) DGE Group Series Holdco, LLC, Series II

(ii) DGE Group Series Holdco, LLC, Series III

(iii) DGE Group Series Holdco, LLC

(iv) DGE II New Holdco, LLC

(v) DGE II New Topco, LLC

(vi) FR DGE II Holdings, LLC

(vii) First Reserve GP XI, L.P.

(viii) First Reserve GP XI, Inc.

(ix) DGE III New Holdco, LLC

(x) FR DGE III Holdings, LLC

(xi) First Reserve GP XIII, L.P.

(xii) First Reserve GP XIII Limited

(xiii) William E. Macaulay

Item 2.	( b) Address of Principal Business Office

290 Harbor Drive, Fifth Floor, Stamford, Connecticut 06902

Item 2.	(c) Citizenship

Each of DGE Group Series Holdco, LLC, Series II, DGE Group Series Holdco, LLC, Series III, DGE Group Series Holdco, LLC, DGE II New Holdco, LLC, DGE II New Topco, LLC, FR DGE II Holdings, LLC, DGE III New Holdco, LLC, FR DGE III Holdings, LLC, First Reserve GP XI, L.P., and First Reserve GP XI, Inc. is organized under the laws of the State of Delaware. Each of First Reserve GP XIII, L.P. and First Reserve GP XIII Limited is organized under the laws of the Cayman Islands. Mr. Macaulay is a U.S. citizen.

Item 2.	(d) Title of Class of Securities

Common Shares, par value $0.01 per share (the “Common Shares”)

Item 2.	(e) CUSIP No.:

500688106

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a: Not Applicable

CUSIP No. 500688106	SCHEDULE 13G/A	Page 16 of 18 Pages

Item 4. Ownership

(a) Amount beneficially owned:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the Common Shares listed on such Reporting Person's cover page. DGE Group Series Holdco, LLC, Series II directly holds 4,957,424 Common Shares. DGE Group Series Holdco, LLC, Series III directly holds 24,602,632 Common Shares. Each of DGE Group Series Holdco, LLC, Series II and DGE Group Series Holdco, LLC, Series III are series of DGE Group Series Holdco, LLC, a Delaware Series LLC.

DGE II New Holdco, LLC is the sole member of DGE Group Series Holdco, LLC, Series II. DGE II New Topco, LLC is the sole member of DGE II New Holdco, LLC. FR DGE II Holdings, LLC directly holds 3,974,626 Common Shares and is the sole member of DGE II New Topco, LLC. First Reserve GP XI, L.P. is the sole manager of FR DGE II Holdings, LLC. First Reserve GP XI, Inc. is the sole general partner of First Reserve GP XI, L.P.

DGE III New Holdco, LLC is the sole member of DGE Group Series Holdco, LLC, Series III. FR DGE III Holdings, LLC is the sole member of DGE III New Holdco, LLC. First Reserve GP XIII, L.P. is the sole manager of FR DGE III Holdings, LLC. First Reserve GP XIII Limited is the sole general partner of First Reserve GP XI, L.P.

William E. Macaulay has the right to appoint a majority of the board of directors of First Reserve GP XI, Inc. and all of the directors of First Reserve GP XIII Limited.

(b) Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of Common Shares listed on such Reporting Person's cover page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 500688106	SCHEDULE 13G/A	Page 17 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

DGE GROUP SERIES HOLDCO, LLC, SERIES II By: DGE II New Holdco, LLC, its sole member By: DGE II New Topco, LLC, its sole member

By:	/s/ Thomas E. Young
Thomas E. Young , Vice President - Land and Business Development and Secretary

DGE GROUP SERIES HOLDCO, LLC, SERIES III By: DGE III New Holdco, LLC, its sole member

By:	/s/ Thomas E. Young
Thomas E. Young , Vice President - Land and Business Development and Secretary

DGE GROUP SERIES HOLDCO, LLC By: DGE I New Holdco, L.P., the sole member of DGE Group Series Holdco, LLC, Series I By: DGE I New GPco, LLC, its general partner

By:	/s/ Thomas E. Young
Thomas E. Young , Vice President - Land and Business Development and Secretary
By: DGE II New Holdco, LLC, the sole member of DGE Group Series Holdco, LLC, Series II By: DGE II New Topco, LLC, its sole member

By:	/s/ Thomas E. Young
Thomas E. Young , Vice President - Land and Business Development and Secretary
By: DGE III New Holdco, LLC, the sole member of DGE Group Series Holdco, LLC, Series III

By:	/s/ Thomas E. Young
Thomas E. Young , Vice President - Land and Business Development and Secretary
DGE Group Series Holdco, LLC, Series I By: DGE I New Holdco, L.P., its sole member By: DGE I New GPco, LLC, its general partner

By:	/s/ Thomas E. Young
Thomas E. Young , Vice President - Land and Business Development and Secretary
DGE Group Series Holdco, LLC, Series II By: DGE II New Holdco, LLC, its sole member By: DGE II New Topco, LLC, its sole member

By:	/s/ Thomas E. Young
Thomas E. Young , Vice President - Land and Business Development and Secretary
DGE Group Series Holdco, LLC, Series III By: DGE III New Holdco, LLC its sole member

By:	/s/ Thomas E. Young
Thomas E. Young , Vice President - Land and Business Development and Secretary

DGE II NEW HOLDCO, LLC By: DGE II New Topco, its sole member

By:	/s/ Thomas E. Young
Thomas E. Young, Vice President - Land and Business Development and Secretary

DGE II NEW TOPCO, LLC

By:	/s/ Thomas E. Young
Thomas E. Young, Vice President - Land and Business Development and Secretary

FR DGE II HOLDINGS, LLC By: First Reserve Fund XI, LP, its general partner By: First Reserve GP XI, L.P., its general partner By: First Reserve GP XI, Inc., its general partner

By:	/s/ Neil A. Wizel
Neil A. Wizel, Managing Director

FIRST RESERVE GP XI, L.P. By: First Reserve GP XI, Inc., its general partner

By:	/s/ Neil A. Wizel
Neil A. Wizel, Managing Director

FIRST RESERVE GP XI, INC.

By:	/s/ Neil A. Wizel
Neil A. Wizel, Managing Director

DGE III NEW HOLDCO, LLC

By:	/s/ Thomas E. Young
Thomas E. Young, Vice President - Land and Business Development and Secretary

FR DGE III HOLDINGS, LLC By: First Reserve GP XIII, L.P., its manager By: First Reserve GP XIII Limited, its general partner

By:	/s/ Neil A. Wizel
Neil A. Wizel, Managing Director

FIRST RESERVE GP XIII, L.P. By: First Reserve GP XIII Limited, its general partner

By:	/s/ Neil A. Wizel
Neil A. Wizel, Managing Director

FIRST RESERVE GP XIII LIMITED

By:	/s/ Neil A. Wizel
Neil A. Wizel, Managing Director

WILLIAM E. MACAULAY

By:	/s/ Anne E. Gold
Anne E. Gold, Attorney-in-Fact

CUSIP No. 500688106	SCHEDULE 13G/A	Page 18 of 18 Pages

EXHIBIT LIST

Exhibit 1 Joint Filing Agreement, dated September 24, 2018, among the Reporting Persons (previously filed as Exhibit 1 to the Schedule 13G filed by the Reporting Persons on September 24, 2018 and incorporated herein by reference).

Exhibit 2 Power of Attorney, dated December 8, 2016, granted by William E. Macaulay (previously filed as Exhibit 2 to the Schedule 13G filed by the Reporting Persons on September 24, 2018 and incorporated herein by reference).